Exhibit 99.1

www.ball.com	Ann T. Scott ascott@ball.com Media Contact: Renee Robinson rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Relations: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Renee Robinson 303-460-2476, rarobins@ball.com

Ball Corporation Agrees to Sell Chinese Beverage Can and End Manufacturing Facilities

BROOMFIELD, Colo., Dec. 13, 2018 — Ball Corporation (NYSE:BLL) today announced an agreement to sell its metal beverage packaging facilities in China to ORG Technology Co., Ltd. (SZSE:002701),  a leading Chinese metal packaging company, for approximately $225 million total transaction consideration including cash, plus potential additional consideration related to the relocation of an existing facility over the next several years, which the company currently expects to be in the range of $50 million to $75 million. The transaction is subject to customary regulatory approvals and is expected to close during the second half of 2019.

Assets included in the sale are beverage can and end plants in Beijing, Foshan, Hubei and Qingdao, China, and associated contracts and other related assets. As part of the transaction, Ball also will license its beverage can and end technology to ORG in China, and reinvest approximately $50 million, largely from the anticipated relocation proceeds, in ORG’s shares, while agreeing to cooperate on future commercial opportunities with mutual customers by leveraging the expertise of ORG in China and Ball in the markets it serves.

“This arrangement allows each party to leverage its own geographic strengths, while allowing Ball to continue our disciplined approach to capital allocation by freeing up capital that does not generate our required returns,” said John A. Hayes, chairman, president and CEO.

Ball will continue to serve the growing demand for sustainable aluminum beverage packaging in other parts of Asia from its wholly owned Myanmar facility and joint ventures located in Vietnam, Thailand, South Korea and Taiwan.

Proceeds from the sale will support Ball’s ongoing global growth initiatives and multi-year share repurchase program. Today’s announcement will have an immaterial effect on Ball’s 2019 goals of $2 billion of comparable EBITDA and free cash flow in excess of $1 billion.

Goldman Sachs & Co. LLC is serving as financial advisor to Ball Corporation, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as Ball Corporation’s legal counsel.

About Ball Corporation

Ball Corporation supplies innovative, sustainable packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 17,500 people worldwide and reported 2017 net sales of $11 billion. For more information, visit www.ball.com,  or connect with us on Facebook or Twitter.

 Forward-Looking Statements

 This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely," "positions" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any of such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials and logistics; competitive packaging, pricing and substitution; changes in climate and weather; competitive activity; footprint adjustments and other manufacturing changes; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; changes in foreign exchange or tax rates, including due to the effects of the 2017 U.S. Tax Cuts and Jobs Act; and tariffs or other governmental actions in any country affecting goods produced by us or in our supply chain, including imported raw materials,  such as pursuant to section 232 of the U.S. Trade Expansion Act of 1962; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, including with respect to the Rexam PLC acquisition and its integration, or the associated divestiture; the effect of the acquisition or the divestiture on our business relationships, operating results and business generally.

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